CONTACTS: Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Christy Daehnert
(248) 435-9426
christy.daehnert@meritor.com

Meritor Reports Fourth Quarter and Fiscal Year 2011 Results

Fiscal Year Net Income Up $51 Million Year-Over-Year

TROY, Mich. (Nov. 15, 2011) — Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2011.

Fourth-Quarter Highlights
  Sales from continuing operations were $1.2 billion, up $276 million or 29 percent, from the same period last year.

  Net income on a GAAP basis was $31 million compared to $2 million in the prior year’s fourth quarter.

  Income from continuing operations was $38 million compared to $9 million in the same period last year.

  Adjusted income from continuing operations was $43 million, compared to $14 million in the prior year’s fourth quarter.

  Adjusted EBITDA was $97 million, up $22 million from the same period last year.

  Cash flow from operations was $60 million in the fourth quarter of fiscal year 2011, compared to $72 million in the same period last year.

  Free cash flow for the quarter was $23 million, compared to $42 million in the same period last year.
     “Our fourth-quarter revenue and earnings were in line with our expectations,” said Chairman, CEO and President Chip McClure. “Cash conversion of earnings was better than expected due to strong accounts receivables and inventory management. Commercial truck demand globally remained strong and we reported a 29 percent increase in adjusted EBITDA for the entire company year-over-year.”

Fourth-Quarter Results 2011

     For the fourth quarter of fiscal year 2011, Meritor posted sales of $1.2 billion, up 29 percent from the same period last year. The increase in sales was primarily due to continued strength in truck demand with all segments contributing to the revenue growth. As compared to the third quarter of fiscal year 2011, sales in the fourth quarter were slightly lower due to typical seasonal declines in the European commercial truck and China off-highway markets.

     Income from continuing operations, on a GAAP basis, was $38 million or $0.40 per diluted share, compared to $9 million or $0.09 per diluted share in the prior year. Income from continuing operations reflects an effective tax rate of approximately 16 percent, which was relatively low due to $14 million of income tax benefits recognized in the quarter associated with the year-end remeasurement of the company’s retiree healthcare liabilities.

     Adjusted income from continuing operations in the fourth quarter of fiscal year 2011 was $43 million compared to $14 million a year ago.

     Adjusted EBITDA was $97 million, compared to $75 million in the fourth quarter of fiscal year 2010. Adjusted EBITDA margin was 8 percent in the fourth quarter of fiscal year 2011, unchanged from the same period last year. Prior year’s results include approximately $7 million of income related to a gain on the curtailment of the company’s U.K. pension plan.

     Free cash flow for the fourth quarter of fiscal year 2011 was $23 million, compared to $42 million in the same period last year.

Fourth-Quarter 2011 Segment Results

     Commercial Truck sales were $768 million, up $221 million from the same period last year, driven primarily by higher volume in all regions. Commercial Truck Segment EBITDA was $49 million for the quarter, up from $32 million in the fourth quarter of fiscal year 2010, primarily due to the higher sales as well as higher earnings from our unconsolidated joint ventures.

     Sales for the company’s Industrial segment were $269 million, up $49 million from the fourth quarter of fiscal year 2010. The increase in sales was primarily driven by higher sales in Asia Pacific as well as sales of products associated with the Caiman defense program. Industrial Segment EBITDA was $18 million, up $4 million from the same period last year.

     Aftermarket & Trailer posted sales of $274 million, up $37 million from the same period last year. Aftermarket & Trailer Segment EBITDA was $32 million, up $10 million from the fourth quarter of fiscal year 2010. Sales growth was driven by an increase in truck tonnage in North America and Europe.

Fiscal Year 2011 Results

     For fiscal year 2011, Meritor posted sales of $4.6 billion, up 31 percent from the prior fiscal year. Strengthening truck demand in all regions was the primary driver of the revenue growth.

     Net income for fiscal year 2011 was $63 million compared to $12 million in the prior fiscal year. Income from continuing operations for fiscal year 2011 was $65 million, or $0.67 per diluted share, compared to $14 million, or $0.16 per diluted share for 2010. Adjusted income from continuing operations in fiscal year 2011 was $82 million, or $0.85 per diluted share, compared to $18 million, or $0.21 per diluted share, a year ago.

     Adjusted EBITDA was $347 million, compared to $260 million in fiscal year 2010. Adjusted EBITDA margin was 7.5 percent in fiscal year 2011 compared to 7.4 percent in the prior fiscal year.

     Cash provided by operating activities for fiscal year 2011 was $41 million, compared to $211 million in fiscal year 2010. Free cash flow for fiscal year 2011 was an outflow of $70 million compared to free cash flow of $122 million in fiscal year 2010. Fiscal year 2011 free cash flow was negative primarily due to higher investments in inventory and machinery and equipment as global commercial vehicle and industrial markets continued to strengthen as well as an increased use of cash by the company’s discontinued operations.

Fiscal 2011 Accomplishments
  Achieve EBITDA margin targets and sustain momentum of cash flow conversion
  Implemented agreements for accelerated commodity cost recoveries.

  Completed divestiture of light vehicle business.

  Closed European trailer axle business.
  Successfully execute as global markets recover
  Worked with customers to meet demand as commercial truck volumes strengthened through the year.

  Received 14 customer awards for performance in three major regions of the world including the Excellence in Commercial Relationship award from MAN.
  Drive innovation – accelerating new products and advanced fuel efficient technologies
  Launched 18X rear axle, which reduces fuel consumption by up to two percent for fast and heavy long-haul operations.

  Began production of ProTec High Mobility Independent Suspension for military and off-highway applications.

  Designed more powerful front brakes and highly effective rear axle brakes to meet the new stopping distance requirement in the United States.
  Maintain focus on sustainable profitable growth
  Upgraded and modernized equipment for axle forgings, housings, and machining.

  Expanded manufacturing for off-highway axles in China.

  Initiated investment in manufacturing to support MAN in Brazil.

  Invested in new distribution centers for Aftermarket in Australia, Brazil, China, Germany and India.
  Continue focus on strengthening the balance sheet
  Received credit rating upgrades from Moody’s and S&P, improving corporate ratings from B3/B- to B2/B, respectively.

  Initiated additional actions throughout fiscal year 2011 to increase liquidity.

2012 Priorities

     With a clear vision to be the recognized leader in providing drivetrain, mobility, braking and aftermarket solutions to the global commercial vehicle and industrial markets, the company will continue to remain diligently focused on the following priorities for 2012:
  Execute EBITDA margin enhancing strategies.

  Secure pricing equal to Meritor’s value proposition.

  Invest to alleviate premium costs.

  Continue collaboration with customers and suppliers to profitably address demand.

  Continue to drive new product development.

  Reduce debt and implement other appropriate balance sheet strategies.
Outlook for 2012

     For fiscal year 2012, the company expects the following results from continuing operations:
  Revenue to be approximately $4.8 billion.

  Adjusted EBITDA margin in the range of 8.2 percent to 8.6 percent.

  Adjusted income from continuing operations in the range of $105 million to $135 million.

  Free cash flow before restructuring payments in the range of $25 million to $75 million.

  Effective tax rate of approximately 40 percent.
     For fiscal year 2012, the company anticipates the following results for the entire company:
  Capital expenditures in the range of $100 million to $110 million.

  Interest expense in the range of $85 million to $95 million.

  Cash interest in the range of $75 million to $85 million.

  Cash income taxes in the range of $75 million to $95 million.

  Restructuring cash of approximately $20 million.
     “We remain focused on our 2012 priorities and key initiatives,” said McClure. “We will keep driving for sustainable and profitable growth, collaboration with customers and suppliers, strategic investments, new product introductions and cost management.”

Fourth-Quarter Fiscal Year 2011 Conference Call

     Meritor will host a telephone conference call and Web cast to discuss the company’s fourth-quarter and full-year results for fiscal year 2011 on Tuesday, Nov. 15, 2011, at 9 a.m. (ET).

     To participate, call (617) 213-4855 at least 10 minutes prior to the start of the call. Please reference participant passcode 48702141 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.meritor.com.

     A replay of the call will be available from noon on Nov. 15, to 11:59 p.m. Nov. 22, 2011, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode number 58609662.

     To access the listen-only audio Web cast, visit the Meritor Web site at meritor.com and select the Web cast link from the home page or the investor page.

About Meritor, Inc.

     Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 11,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information about the company, visit the company's web site at meritor.com.

Forward-Looking Statements

This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to our ability to successfully manage steeply increasing volumes in the commercial truck markets, including working with our customers to adjust their demands in light of the rapid acceleration of production: availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including the recent global economic crisis; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether the liquidity of the company will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; rising costs of pension and other postretirement benefits; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins

     Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales	$1,217	$941	$4,622	$3,530
Cost of sales	(1,099)	(823)	(4,146)	(3,105)
GROSS MARGIN	118	118	476	425
Selling, general and administrative	(66)	(74)	(278)	(281)
Restructuring costs	(7)	(5)	(22)	(6)
Other operating expense	—	—	(2)	(6)
OPERATING INCOME	45	39	174	132
Other income, net	7	—	10	2
Equity in earnings of affiliates	19	15	70	48
Interest expense, net	(22)	(25)	(95)	(106)
INCOME BEFORE INCOME TAXES	49	29	159	76
Provision for income taxes	(8)	(17)	(77)	(48)
INCOME FROM CONTINUING OPERATIONS	41	12	82	28
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(7)	(7)	(2)	(2)
NET INCOME	34	5	80	26
Less: Net income attributable to noncontrolling
interests	(3)	(3)	(17)	(14)

NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$31	$2	$63	$12

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Income from continuing operations	$38	$9	$65	$14
Loss from discontinued operations	(7)	(7)	(2)	(2)
Net income	$31	$2	$63	$12

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.40	$0.09	$0.67	$0.16
Discontinued operations	(0.08)	(0.07)	(0.02)	(0.02)
Diluted earnings per share	$0.32	$0.02	$0.65	$0.14

Diluted average common shares outstanding	96.8	96.5	96.9	87.6

Prior periods have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	September 30,	September 30,
	2011	2010
ASSETS:
Cash and cash equivalents	$217	$343
Receivables, trade and other, net	712	579
Inventories	460	382
Other current assets	66	76
Assets of discontinued operations	4	341
TOTAL CURRENT ASSETS	1,459	1,721
Net property	421	389
Goodwill	431	432
Other assets	352	337
TOTAL ASSETS	$2,663	$2,879

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$84	$—
Accounts payable	841	670
Other current liabilities	327	358
Liabilities of discontinued operations	1	362
TOTAL CURRENT LIABILITIES	1,253	1,390
Long-term debt	950	1,029
Retirement benefits	1,096	1,162
Other liabilities	325	321

Total deficit attributable to Meritor, Inc.	(995)	(1,054)
Noncontrolling interests	34	31
TOTAL EQUITY (DEFICIT)	(961)	(1,023)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,663	$2,879

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales:
Commercial Truck	$768	547	$2,806	1,960
Industrial	269	220	1,113	951
Aftermarket & Trailer	274	237	1,020	909
Intersegment Sales	(94)	(63)	(317)	(290)
Total sales	$1,217	941	$4,622	3,530
EBITDA:
Commercial Truck	$49	32	$171	85
Industrial	18	14	74	94
Aftermarket & Trailer	32	22	113	83
Segment EBITDA	99	68	358	262
Unallocated Legacy and Corporate
Expense, net	(2)	7	(11)	(2)
Adjusted EBITDA	$97	75	$347	260
Interest Expense, Net	(22)	(25)	(95)	(106)
Provision for Income Taxes	(8)	(17)	(77)	(48)
Depreciation and Amortization	(17)	(16)	(66)	(69)
Restructuring Costs	(7)	(5)	(22)	(6)
Loss on Sale of Receivables	(4)	—	(10)	(3)
Other	2	—	5	—
Noncontrolling Interests	(3)	(3)	(17)	(14)
Income from Continuing Operations
attributable to Meritor, Inc.	$38	9	$65	14
Loss from Discontinued Operations
attributable to Meritor, Inc.	(7)	(7)	(2)	(2)
Net Income	$31	2	$63	12

Prior periods have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Twelve Months Ended September 30,
	2011	2010
OPERATING ACTIVITIES
Income from continuing operations	$82	$28
Adjustments to income from continuing operations:
Depreciation and amortization	66	69
Restructuring costs, net of payments	9	(8)
Equity in earnings of affiliates, net of dividends	(25)	(37)
Other adjustments to income from continuing operations, net	35	9
Pension and retiree medical expense	71	81
Pension and retiree medical contributions	(71)	(114)
Proceeds from unwind of swap agreement	—	7
Interest proceeds on note receivable	—	12
Changes in off-balance sheet accounts receivable factoring	144	63
Changes in assets and liabilities	(213)	37
Operating cash flows provided by continuing operations	98	147
Operating cash flows provided by (used for) discontinued operations	(57)	64
CASH PROVIDED BY OPERATING ACTIVITIES	41	211
INVESTING ACTIVITIES
Capital expenditures	(105)	(55)
Other investing activities	2	5
Net investing cash flows used for continuing operations	(103)	(50)
Net investing cash flows used for discontinued operations	(69)	(14)
CASH USED FOR INVESTING ACTIVITIES	(172)	(64)
FINANCING ACTIVITIES
Net change in debt	—	(54)
Issuance and debt extinguishment costs	—	(45)
Proceeds from stock issuance	—	209
Other financing activities	6	(1)
Net financing cash flows provided by continuing operations	6	109
Net financing cash flows used for discontinued operations	—	(12)
CASH PROVIDED BY FINANCING ACTIVITIES	6	97
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	(1)	4
CHANGE IN CASH AND CASH EQUIVALENTS	(126)	248
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	343	95
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$217	$343

Prior periods have been recast for discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income from continuing operations
attributable to Meritor, Inc.	$38	$9	$65	$14
Adjustments:
Restructuring costs	7	5	22	6
Loss on debt extinguishment	—	—	—	13
Gain on notes receivable	—	—	(5)	(6)
Other gain related to LVS
divestiture	(2)	—	—	—
Income taxes	—	—	—	(9)
Adjusted income from continuing
operations	$43	$14	$82	$18

Diluted earnings per share from
continuing operations	$0.40	$0.09	$0.67	$0.16
Impact of adjustments on diluted
earnings per share	0.05	0.05	0.18	0.05
Adjusted diluted earnings per share
from continuing operations	$0.45	$0.14	$0.85	$0.21

Prior periods have been recast for discontinued operations.

MERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash flows provided by operating activities –
continuing operations	$61	$29	$98	$147
Capital expenditures – continuing operations	(37)	(23)	(105)	(55)
Free cash flow - continuing operations	24	6	(7)	92
Cash flow provided by (used for) operating activities -
discontinued operations	(1)	43	(57)	64
Capital expenditures – discontinued operations	—	(7)	(6)	(34)
Free cash flow – discontinued operations	(1)	36	(63)	30
Free cash flow – total company	$23	$42	$(70)	$122

Free cash flow - continuing operations	$24	$6	$(7)	$92
Restructuring payments	3	3	13	14
Free cash flow from continuing operations before
restructuring payments	$27	$9	$6	$106

Prior periods have been recast for discontinued operations.

# # #